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                                                                    Exhibit 12.1

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

                                                     EMCOR GROUP, INC.
                                     Computation of Ratio of Earnings to Fixed Charges
                                                  (Amounts in Thousands)

                                              Nine Months
                                                Ended
                                            September 30,                        Years Ended December 31,
                                   -------------------------   ---------------------------------------------------------------------
                                        1997         1996         1996          1995     |    1994(a)         1993           1992
                                   ------------   ----------   -----------  -----------  | -------------   ------------   ----------
Earnings:                                                                                |
   Income (loss) from continuing                                                         |
   operations before income taxes,                                                       |
   extraordinary items and                                                               |
   cumulative effect of accounting                                                       |
   changes.......................     $9,134        $13,121       $16,968       $(9,853) |  $(119,266)      $(114,691)   $(355,871)
                                                                                         |
Adjustments:                                                                             |
   Fixed charges, as below.......     13,019         15,106        18,346        21,089  |      8,221          55,724       50,945
   Equity in income of less-than-                                                        |
     50-percent-owned entities,                                                          |
     adjusted to a pre-tax                                                               |
     equivalent basis.......          (1,236)          (676)       (1,067)          (12) |       --               (40)         (54)
   Losses of less-than-50-percent-                                                       |
     owned entities.........             337            239           392           398  |       123               --           --
                                                                                         |
                                                                                         |
                                      -------       -------       -------       -------  | ---------         --------    ---------
Earnings as Adjusted                  $21,254       $27,790       $34,639       $11,622  | $(110,923)        $(59,007)   $(304,980)
                                      =======       =======       =======       =======  | =========         ========    =========
                                                                                         |
Fixed Charges:                                                                           |
   Interest on indebtedness,                                                             |
     expensed or capitalized            9,005        11,520        13,724        16,646  |     3,837           51,075       45,894
   Amortization of debt discount                                                         |
     and expense and premium on                                                          |
     indebtedness, expensed or                                                           |
     capitalized............              989           857         1,166           807  |        30             --             --
   Portion of rent expense                                                               |
     representative of the                                                               |
     interest factor........            3,025         2,729         3,456         3,636  |     4,354            4,649        5,051
                                      -------       -------       -------       -------  |    -------         -------      -------
                                                                                         |
Total Fixed Charges                   $13,019       $15,106       $18,346       $21,082  |     $8,221         $55,724      $50,945
                                      =======       =======       =======       =======  |    =======         =======      =======
                                                                                         |

Ratio of Earnings to Fixed Charges       1.63          1.84          1.89          (b)   |      (c)             (d)          (e)
                                      =======       =======       =======       =======  |    =======         =======      =======
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(a)   As of December 31, 1994, in accordance with the American Institute of
      Certified Public Accountants Statement of Position 90-7, "Financial
      Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP
      90-7"), the Company adopted Fresh-Start Accounting. As a result of the implementation of Fresh-Start Accounting, the consolidated financial statements of the Company for periods subsequent to consummation of the
      Company's reorganization pursuant to its Third Amended Joint Plan of
      Reorganization (the "Plan of Reorganization"), which became effective in
      December 1994, are not comparable to the Company's consolidated financial statements for prior periods. Accordingly, a black line has been used to separate the Computation of Earnings to Fixed Charges of the Company after the consummation of the Plan of Reorganization from those of the Company prior to the consummation of the Plan of Reorganization.

(b) No ratio is presented for 1995 as the earnings for that year were $9.5 million less than the fixed charges.

(c) No ratio is presented for 1994 as the earnings for that year were $119.1 million less than the fixed charges.

(d) No ratio is presented for 1993 as the earnings for that year were $114.7 million less than the fixed charges.

(e) No ratio is presented for 1992 as the earnings for that year were $355.9 million less than the fixed charges.